The Swiss Helvetia Fund, Inc.

	SECRETARY'S CERTIFICATE



The undersigned hereby certifies that he is the Secretary of The Swiss Helvetia Fund, Inc. (the "Fund");
that the following is a true and correct copy of the resolutions approving the amount and form of the fidelity bond adopted by vote of a majority of the members of the Board of Directors of the Fund, including a majority of the Directors who are not interested persons of the Fund (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 Act, as amended) on the 4th day of December, 2017 and that said resolutions are in full force and effect:


RESOLVED, that it is the determination of the Board of Directors of the Fund that the Fidelity
Bond (the "Bond") issued by Federal
Insurance Company (Chubb) effective
January 1, 2018 through
December 31, 2018 in the amount of
$750,000 is reasonable and is in the best interests of the Fund; and be it further

RESOLVED, that the appropriate officers of the Fund be, and each hereby is, authorized and directed to prepare, execute and file such supplements to the Bond and to pay all premiums and make such filings as may be necessary to maintain or increase the current amount of fidelity bond coverage in accordance with the Investment Company
Act of 1940, as amended, (the "Act"), and the rules thereunder; and be it further

RESOLVED, that the appropriate officers of the Fund be, and each hereby is, authorized and directed to make the filings and provide the notices required by Rule 17g-1(g) under the Act.




Dated this 9th day of January, 2018



/s/ Reid B. Adams
--------------------------
Reid B. Adams
Secretary